BioSpecifics Technologies Corp. Reports Fourth Quarter and Full Year 2015 Financial Results

LYNBROOK, NY – March 14, 2016 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product collagenase clostridium histolyticum, or CCH, marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the fourth quarter and full year ended December 31, 2015 and provided a corporate update.

"2015 was an important year of commercial growth as well as pipeline expansion for XIAFLEX. We reported full year revenue growth of 62% and earnings before and after tax growth of 107% over 2014 and in addition our partner Endo continues to show their commitment to the R&D pipeline. In November 2015, they exercised an early opt-in right for two new indications, lateral hip fat and plantar fibromatosis, and also started a Phase 2b trial in cellulite in February 2016,” said Thomas L. Wegman, president of BioSpecifics. “Following a positive FDA meeting in late 2015, we look forward to starting a clinical trial in uterine fibroids in the second half of this year as well as reporting top-line data from our Phase 2 placebo-controlled opt-in trial for human lipoma in the second quarter of 2016.”

Fourth Quarter and Full Year 2015 Financial Results

BioSpecifics reported net income of $2.7 million for the fourth quarter ended December 31, 2015, or $0.38 per basic share and $0.36 per share on a fully diluted basis, compared to net income of $1.9 million, or $0.29 per basic share and $0.27 per share on a fully diluted basis for the same period in 2014. For the full year ended December 31, 2015, the company reported a net income of $9.6 million, or $1.41 per basic share and $1.32 per share on a fully diluted basis, compared to net income of $4.6 million, or $0.72 per basic share and $0.66 per share on a fully diluted basis for the same period in 2014.

Total revenue for the fourth quarter ended December 31, 2015 was $6.1 million, compared to $4.6 million for the same period in 2014. For the full year ended December 31, 2015, total revenue was $22.8 million, compared to $14.0 million for the same period in 2014. The increase in total revenue in 2015 was due to the increased sales of XIAFLEX reported to BioSpecifics by its partner Endo International plc (Endo).

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics' agreement with Endo for the fourth quarter ended December 31, 2015 were $5.2 million, compared to $4.1 million for the same period in 2014. This represents an increase of approximately 26%. This increase in royalties and mark-up on COGS was due to increased net sales of XIAFLEX for the treatment of Peyronie’s disease and a moderate increase in sales of XIAFLEX for the treatment of Dupuytren’s contracture, as reported by Endo and recognized by BioSpecifics with a one quarter lag. Total royalty and mark-up on COGS revenues for the year ended December 31, 2015 increased to $20.8 million as compared to $13.0 million in the same period in 2014.

Licensing revenue consists of licensing fees, sublicensing fees and milestone payments. Licensing revenue recognized for the fourth quarter ended December 31, 2015 was $0.9 million, compared to $0.5 million in the same period in 2014. Licensing revenue for the year ended December 31, 2015, was $1.9 million, compared to $1.1 million in the same period in 2014.

Research and development expenses for the fourth quarter ended December 31, 2015 were $0.3 million, compared to $0.4 million in the same period in 2014. For the year ended December 31, 2015, research and development expenses were $1.0 million, compared to $1.3 million in the same period in 2014.

General and administrative expenses for the fourth quarter ended December 31, 2015 were $2.0 million, compared to $1.4 million for the same period in 2014. For the year ended December 31, 2015, general and administrative expenses were $7.3 million, compared to $5.8 million in the same period in 2014.

Provision for income taxes for the fourth quarter ended December 31, 2015 were $1.3 million compared to $1.0 million for the same period in 2014. For the year ended December 31, 2015, provision for income taxes were $4.9 million as compared to $2.4 million in the same period of 2014.

As of December 31, 2015, BioSpecifics had cash and cash equivalents, and investments of $37.1 million, compared to $22.0 million on December 31, 2014.

XIAFLEX Commercial Highlights

On February 29, 2016, Endo reported U.S. commercial highlights for the fourth quarter of 2015 (Endo’s fourth quarter 2015 financials are reported in BioSpecifics’ first quarter 2016 financials). For the fourth quarter of 2015, approximately 8,000 vials for Peyronie’s disease and approximately 8,400 vials for Dupuytren's contracture were shipped in the U.S.

In September 2015, Asahi Kasei Pharma Corporation announced the first commercial sale of XIAFLEX for the treatment of Dupuytren’s contracture in Japan. As a result, BioSpecifics recognized $0.9 million (net of foreign tax withholding) of a $1.0 million milestone from Endo in the third quarter of 2015 and will receive future royalties on net sales and potential sales-based milestone payments.

XIAFLEX Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of XIAFLEX for human lipomas and uterine fibroids, and initiates the development of XIAFLEX in new potential indications. In addition to Dupuytren’s contracture and Peyronie’s disease, Endo’s licensed rights include adhesive capsulitis, cellulite, canine lipoma, lateral hip fat and plantar fibromatosis. Endo has also discussed the potential expansion into currently un-licensed indications including uterine fibroids, human lipoma, capsular contracture of the breast, Dercum’s disease, knee arthrofibrosis, urethral strictures, hypertrophic scars and keloids.

On February 17, 2016, Endo announced the initiation of a Phase 2b study of XIAFLEX for the treatment of cellulite. The study will enroll approximately 350 women aged 18 years or older. Each subject will receive up to three treatment sessions of (0.84 mg / session) or placebo with each treatment session occurring approximately 21 days apart. Twelve injections will be administered into cellulite dimples during each session across an entire treatment quadrant – left or right buttock or left or right posterior thigh. The primary endpoint is the proportion of composite responders at Day 71 defined as subjects with a 2-point improvement from baseline in the clinician-rated 5-point Photonumeric Cellulite Severity Scale (PCSS) and a 2-point improvement in the patient-rated PCSS. An independent 5-member panel of trained aesthetic clinicians will also evaluate pre-treatment and end-of-study photos using the PCSS.

On November 5, 2015, BioSpecifics announced that its partner Endo exercised an early opt-in right for XIAFLEX to include two new potential indications, lateral hip fat and plantar fibromatosis. The company received a $0.5 million opt-in fee for each indication in December 2015. As a result of Endo’s early opt-in for these two indications, Endo is now responsible for all costs for future clinical development. All other terms and conditions of the agreement remain the same, however, including Endo’s obligations with respect to developmental milestone payments and royalties and mark-up on COGS payments.

Following a positive U.S. Food and Drug Administration (FDA) meeting in late 2015, BioSpecifics expects to initiate a clinical trial of XIAFLEX in uterine fibroids in the second half of 2016.

The company also expects to report Phase 2 top-line results for its ongoing trial of XIAFLEX in human lipomas in the second quarter of 2016. The study is an opt-in study and Endo will have the opportunity to expand the field of its license to include this indication based on a full analysis of the final data from this study.

Corporate Updates

On February 5, 2016, the company announced that it had entered into with Endo Global Ventures the First Amendment to the Second Amended and Restated Development and Licensing Agreement, by and between the company and Auxilium Pharmaceuticals, Inc., now a wholly-owned subsidiary of Endo (the “Auxilium Agreement”), to amend certain provisions of the Auxilium Agreement (the “First Amendment”). The First Amendment has an effective date of January 1, 2016. Pursuant to the First Amendment, the company and Endo Global Ventures mutually agreed that in exchange for an $8.25 million lump sum payment, BioSpecifics will not receive future additional mark-up on COGS for sales by non-affiliated sublicensees of Endo Global Ventures outside of the U.S.; provided, however, that Endo Global Ventures will still be required to pay a mark-up on COGS for sales made in the “Endo Territory,” which will always include sales made in the U.S. and sales made in any other country where Endo Global Ventures sells the product directly or through affiliated sublicensees. BioSpecifics received this $8.25 million lump sum payment in February 2016 and will recognize this income over time based on sales by non-affiliated sublicensees of Endo Global Ventures outside of the U.S.

Additionally both companies agreed that Endo Global Ventures may opt-in early to indications, prior to the company’s submission of a clinical trial report, with BioSpecifics’ consent, such consent not to be unreasonably withheld. For early opt-ins, Endo Global Ventures will be required to make an opt-in payment of $0.5 million on a per indication basis. For regular opt-ins, Endo Global Ventures will be required to make an opt-in payment on a per indication basis, following the submission of a clinical trial report.

BioSpecifics will hold its Annual Meeting of Stockholders on Thursday, June 2, 2016 in New York City.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 a.m. ET to discuss these fourth quarter and full year 2015 results. In order to participate in the conference call, please dial 1-866-364-3867 (domestic) or 1-412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the “Investors” section of the Company’s website at www.biospecifics.com or you may use the link: https://www.webcaster4.com/Webcast/Page/967/13218.

A replay of the call will be available one hour after the end of the conference until 8:30 a.m. ET on March 21, 2016. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10080981. The archived webcast will be available for ninety days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren’s contracture and Peyronie’s disease by BioSpecifics’ partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren’s contracture and also for Peyronie’s disease in Europe. Endo has the following partnerships outside the U.S. for these two indications; Swedish Orphan Biovitrum AB has marketing rights for Xiapex® (the European tradename) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has marketing rights in Canada and Australia and Asahi Kasei Pharma Corporation has marketing rights in Japan. The XIAFLEX development pipeline includes several additional promising indications. Endo is managing development of cellulite, adhesive capsulitis, canine lipoma, lateral hip fat and plantar fibromatosis. BioSpecifics is managing the clinical development of human lipoma and plans to initiate clinical development of uterine fibroids in the second half of 2016. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements". The forward-looking statements in this Report include statements concerning, among other things, Endo's expansion of its CCH development pipeline into currently unlicensed indications including uterine fibroids, human lipoma, capsular contracture of the breast, Dercum's disease, knee arthrofibrosis, urethral strictures, hypertrophic scars and keloids; the number of patients to be enrolled in and the design of the Endo-managed Phase 2b study of XIAFLEX for the treatment of cellulite; the timing of BioSpecifics’ initiation of the clinical trial in uterine fibroids; the timing of BioSpecifics reporting Phase 2 top-line results for its ongoing trial for CCH in human lipomas; and Endo's willingness to expand the field of its license to include the human lipoma indication. In some cases, these statements can be identified by forward-looking words such as "expect," "continue," "may," "will, "currently," and "potential," the negative or plural of these words, and other similar expressions. These forward-looking statements are our predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for CCH in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma, canine lipoma, lateral hip fat, plantar fibromatosis and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this presentation are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2015	2014	2015	2014
Revenues:	(Unaudited)		(Audited)
Royalties	5,226,523	4,135,303	20,800,757	12,985,370
Licensing revenue	912,344	512,345	1,949,378	1,059,254
Total Revenues	6,138,867	4,647,648	22,750,135	14,044,624

Costs and expenses:
Research and development	279,250	354,383	1,034,288	1,263,512
General and administrative	1,965,101	1,427,051	7,272,532	5,814,185
Total costs and expenses	2,244,351	1,781,434	8,306,820	7,077,697

Operating income	3,894,516	2,866,214	14,443,315	6,966,927

Other income:
Interest Income	33,980	9,714	92,926	32,158
Other, net	8,609	2,837	14,719	33,582
	42,589	12,551	107,645	65,740

Income before provision for income taxes	3,937,105	2,878,765	14,550,960	7,032,667
Provision for Income taxes	(1,278,556)	(959,523)	(4,933,328)	(2,386,707)

Net income	$2,658,549	$1,919,242	$9,617,632	$4,645,960

Earnings per share:
Basic	$0.38	$0.29	$1.41	$0.72

Diluted	$0.36	$0.27	$1.32	$0.66

Shares used in calculation of earnings per share:
Basic	6,915,929	6,609,339	6,827,355	6,477,457
Diluted	7,311,514	7,165,367	7,272,989	7,079,570

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data(1)

	December 31
	2015	2014
Cash and cash equivalents	$5,137,875	$9,810,816
Investments	31,944,083	12,150,436
Accounts and income tax receivable	3,464,763	3,591,847
Deferred tax assets	622,972	1,078,771
Working capital	37,530,357	24,477,598
Total assets	45,698,113	31,026,824
Long-term liabilities	49,379	98,757
Total stockholders' equity	44,810,209	30,256,855

(1) The selected consolidated balance sheets for the years ended December 31, 2015 and 2014 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements